Exhibit 8.2

425 Park Avenue New York, New York 10022-3598 212.836.8000 Fax 212.836. www.kayescholer.com

February 9, 2011

Greenwich Kahala Aviation Ltd.
Fitzwilliam Hall
Fitzwilliam Place
Dublin 2, Ireland

Dear Ladies and Gentlemen:

We are acting as special U.S. federal income tax counsel to Greenwich Kahala Aviation Ltd., an exempted limited liability company incorporated under the laws Bermuda of (the “Company”), in connection with the preparation of the registration statement on Form F-1, as amended (the “Registration Statement”), and the related preliminary prospectus (the “Prospectus”) with respect to the Company’s American Depositary Shares (the “ADSs”), representing common shares of the Company (the “Common Shares”), to be offered in the Company’s initial public offering. The Company is filing the Registration Statement with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Any defined term used and not defined herein has the meaning given to it in the Registration Statement.

In connection with rendering the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of each of:

1.	Registration Statement and the Prospectus; and

2.	such other documents, certificates and records as we have deemed necessary or appropriate as the basis for the opinion as set forth herein.

We have relied, without independent investigation, as to factual matters on, and assumed the accuracy of, the representations and warranties contained in the above-referenced documents (the “Documents”). In addition, we have assumed the legal capacity of all natural persons executing the Documents and such other certificates and documents, the genuineness of all signatures thereon, the authority of all persons signing the Documents on behalf of the parties thereto, the authenticity of all Documents submitted to us as originals, and the conformity of the originals of all copies submitted to us as electronic mail, telecopies, photocopies, or conformed copies.

In rendering the opinion set forth below, we have also assumed that: (i) there are no agreements or understandings, other than as set forth in the Documents, whether in written form or otherwise, pertaining to the offering by the Company of the Common Shares; (ii) each Document has been duly authorized by each party thereto; (iii) each Document has been duly executed and delivered by each party thereto; (iv) each party of each Document has the requisite power and authority (corporate, partnership, or other) to execute, deliver, and perform each

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Greenwich Kahala Aviation Ltd.	- 2 -	February 9, 2011

Document to which it is a party; (v) each Document constitutes a legal, valid, and binding agreement of the parties to such Document enforceable against such parties in accordance with its terms; (vi) each of the parties to the Document will duly comply (without waiver) with the terms of the relevant Document; (vii) the Company will conduct its activities only as provided in the Documents; and (viii) there have been no amendments or supplements to the Documents.

Based on the foregoing, and subject to any assumptions, exceptions, limitations, qualifications and conditions set forth herein, in our opinion the discussion contained in the Registration Statement and the Prospectus under the headings “Risk factors – Risks Related to Taxation – We may be classified as a passive foreign investment company, which could result in materially adverse U.S. federal income tax consequences to U.S. investors in our shares.”, “Risk factors – Risks Related to Taxation – We may fail to qualify for tax treaty benefits, which could reduce our net income and cash flow by the amount of the applicable U.S. tax.”, “Dividend policy – Possible Changes in Quarterly Dividends” and “Material taxation considerations – Material U.S. federal income tax considerations” fairly describes the material United States federal income tax consequences to U.S. Holders (as defined therein) of the acquisition, ownership and disposition of the ADSs and the Common Shares under currently applicable law.

The foregoing opinion is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change. There can be no assurance that existing law will not change or that contrary positions will not be taken by the U.S. Internal Revenue Service. Any such change might be retroactive and might affect the opinion set forth above.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. This opinion letter is rendered as of the date hereof and we undertake no obligation to update the opinions expressed herein after the date of this letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Kaye Scholer LLP

Kaye Scholer LLP

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